================================================================================
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement            [ ]  Confidential, for Use of the
                                                 Commission
[X]  Definitive Proxy Statement                  Only (as  permitted  by  Rule
                                                 14a-6(e)(2))
[ ]  Definitive Additional Materials

[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          PETCO Animal Supplies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

================================================================================

                          PETCO ANIMAL SUPPLIES, INC.
                                9125 Rehco Road
                          San Diego, California 92121

                            ------------------------

                          NOTICE OF ANNUAL MEETING OF
                        STOCKHOLDERS AND PROXY STATEMENT

To the Stockholders of
Petco Animal Supplies, Inc.

     Notice is hereby given that the Annual Meeting of Stockholders of PETCO ANIMAL SUPPLIES, INC. (the "Company") will be held at the Hyatt Regency La Jolla at Aventine, 3777 La Jolla Village Drive, San Diego, CA 92122, on June 17, 1999, at 10:30 a.m., for the following purposes:

     1. To elect one director for a three-year term to expire at the 2002 Annual Meeting of Stockholders. The present Board of Directors of the Company has nominated and recommends for election as director the following person:

                                Andrew G. Galef

      2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on May 7, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

     Accompanying this Notice of Annual Meeting is a proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ JAMES M. MYERS

                                          James M. Myers, Secretary

San Diego, California
May 14, 1999

                          PETCO ANIMAL SUPPLIES, INC.
                                9125 Rehco Road
                          San Diego, California 92121
                            ------------------------

                                PROXY STATEMENT

     The Board of Directors of the Company is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders of the Company to be held at 10:30 a.m., on June 17, 1999, at the Hyatt Regency La Jolla at Aventine, 3777 La Jolla Village Drive, San Diego, CA 92122. This Proxy Statement was first mailed to stockholders on or about May 14, 1999.

     All stockholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the proxy in the enclosed envelope.

     A proxy may be revoked by written notice to the Secretary of the Company at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted for the election of the Board's nominee for director and for all other matters described in this Proxy Statement. Shares represented by proxies that reflect abstentions or include "broker non-votes" will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions or "broker non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast."

     Stockholders of record at the close of business on May 7, 1999 will be entitled to vote at the meeting. As of that date, 21,074,305 shares of common stock, par value $.0001 per share ("Common Stock"), of the Company were outstanding. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares of the Company, represented in person or by proxy at the meeting, constitutes a quorum. A plurality of the votes cast at the meeting is required to elect directors.

     The costs of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and proxy will be borne by the Company.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of five members. The Company's Certificate provides for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with staggered terms of office and provides that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified. At this meeting, one nominee for director is to be elected as a Class II director. The nominee is Andrew G. Galef. The two Class I and two Class III directors have two years and one year, respectively, remaining on their terms of office. If no contrary indication is made, proxies in the accompanying form are to be voted for Mr. Galef or, in the event Mr. Galef is not a candidate or is unable to serve as director at the time of the election (which is not currently expected), for any nominee who shall be designated by the Board of Directors to fill such vacancy. Mr. Galef is a member of the present Board of Directors.

Information Regarding Directors

     Set forth below is certain information concerning the nominee to the Board of Directors, as well as those directors whose terms of office are continuing after the meeting.

                 NOMINEE FOR ELECTION TO THE BOARD OF DIRECTORS

                     For a Three-Year Term Expiring at the
                      2002 Annual Meeting of Stockholders

               Name                 Age    Present Position With The Company
               ----                 ---    ---------------------------------
Andrew G. Galef...................  66     Director

     ANDREW G. GALEF has served as a Director since 1988 and was Chairman from 1988 to January 1994. Mr. Galef has been President of The Spectrum Group, Inc. ("Spectrum"), a private investment and management firm, since its incorporation in 1978. Mr. Galef has served as Chairman of MagneTek, Inc., a publicly held electrical equipment company, since July 1984 and was Chief Executive Officer from 1984 to 1989 and from 1993 to 1996. Mr. Galef also serves as a Director of Warnaco, Inc., a publicly held apparel company, and was Chairman of that company from April 1986 to August 1991. Mr. Galef served as Chairman of Exide Corporation from July 1982 to June 1989 and was Chairman of Aviall, Inc. and its predecessor company from 1979 to 1985. Mr. Galef is a graduate of Harvard Business School and Amherst College.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                              Term Expiring at the
                      2000 Annual Meeting of Stockholders

               Name                 Age    Present Position With The Company
               ----                 ---    ---------------------------------
Richard J. Lynch, Jr. ............  47     Director
James F. McCann...................  47     Director

     RICHARD J. LYNCH, JR. has served as a Director since May 1997. From 1988 to 1998, Mr. Lynch served as President and Chief Operating Officer and a director of The Sports Authority, a publicly held retailer of sporting goods. Before joining The Sports Authority, Mr. Lynch was Executive Vice President & CFO of Sportsclub, Inc. Prior to that, he served as Senior Vice President & CFO of W.R. Grace's chain of 88 home improvement centers. Other retail experience includes assignments with Gimbels' New York Division, Bloomingdale's and Abraham & Strauss. Mr. Lynch served as a Director of Thrifty Payless, a publicly held drugstore chain, from May 1995 to December 1996. Mr. Lynch holds an MBA degree from Harvard Business School and a bachelor's degree from Duke University.

     JAMES F. MCCANN has served as a Director since May 1997. Mr. McCann is President of 1-800-FLOWERS where he has been employed since 1987. Mr. McCann also serves as a Director of Gateway 2000, a publicly held maker and distributor of personal computers, Office Max, a publicly held retailer of office supplies, the National Retail Federation, Hofstra University and Winthrop University Hospital. In addition, Mr. McCann has previously been named Entrepreneur of the Year by Merrill Lynch and Retailer of the Year by Chain Store Executive Magazine. Mr. McCann is a graduate of John Jay College at City University of New York.

                              Term Expiring at the
                      2001 Annual Meeting of Stockholders

               Name                 Age    Present Position With The Company
               ----                 ---    ---------------------------------
Brian K. Devine...................  57     Chairman, President and Chief
                                           Executive Officer
Peter M. Starrett.................  51     Director

     BRIAN K. DEVINE, Chairman, President and Chief Executive Officer, joined the Company in August 1990 and has served as Chairman since January 1994. Prior to joining the Company, Mr. Devine was President of Krause's Sofa Factory, a furniture retailer and manufacturer, from 1988 to 1989. From 1970
                                        2
until 1988, Mr. Devine held various positions with Toys 'R' Us, a retailer of children's toys, including Senior Vice President, Director of Stores and Senior Vice President, Growth, Development and Operations. Mr. Devine also serves as a Director of Wild Oats Markets, Inc., a publicly held retailer and distributor of natural foods, and the National Retail Federation. Mr. Devine is a graduate of Georgetown University with a degree in economics.

     PETER M. STARRETT has served as a Director since 1994. Mr. Starrett is President of Peter Starrett Associates, a retail advisory firm he founded in August 1998. Prior to that, Mr. Starrett was President of Warner Bros. Studio Stores Worldwide and was employed by Warner Bros. from 1990 to 1998. Before joining Warner Bros., Mr. Starrett held various executive positions with May Department Stores and Federated Department Stores, including serving as Chairman and Chief Executive Officer of Federated's Specialty Store Division. Mr. Starrett also serves as a Director of Guitar Center, Inc., a publicly held retailer of musical instruments, Advance Auto, Inc., The Pantry, Inc., and AFC Enterprises, Inc. Mr. Starrett is a graduate of Harvard Business School and the University of Denver.

Certain Committees of the Board; Meetings

     The Board of Directors held six meetings during the fiscal year ended January 30, 1999. In that year, each director attended at least 75% of the aggregate of all meetings held by the Board of Directors and all meetings held by all committees of the Board on which such director served.

     The Company has an Audit Committee currently consisting of Messrs. Galef, Lynch, McCann and Starrett. The Audit Committee held three meetings in fiscal 1998. The Audit Committee's responsibilities include, among other things, reviewing the Company's selection of independent certified public accountants and meeting with the accountants regarding their management letters and the annual audit.

     The Company has a Stock Option and Compensation Committee currently consisting of Messrs. Galef, Lynch, McCann and Starrett. The Stock Option and Compensation Committee held one meeting in fiscal 1998. The responsibilities of the Stock Option and Compensation Committee include, among other things, reviewing, approving and reporting to the Board the Company's compensation policies with respect to its executive officers, reviewing the Company's overall compensation policy and making recommendations with respect thereto, and administering the Company Plan and the Directors Plan (as hereinafter defined).

     The Company has a Nominating Committee currently consisting of Messrs. Starrett, Galef and Devine. The Nominating Committee held one meeting in fiscal 1998. The responsibilities of the Nominating Committee include, among other things, recommending to the Board of Directors nominees for election as directors. Stockholders wishing to recommend director candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the Company and providing the candidate's name, biographical data, qualifications and written consent to serve as a director.

Compensation of Directors

     Directors of the Company are reimbursed for expenses actually incurred in attending meetings of the Board of Directors and its committees. Outside directors are paid an annual fee of $6,000 and attendance fees of $2,500 per meeting ($750 for telephonic meetings) and $750 per separately scheduled committee meeting (including telephonic meetings), of which 50% may be paid in the form of Common Stock or the grant of options at an exercise price equal to 85% of the fair market value of the shares subject to the option in lieu of cash. Outside directors also receive an initial grant of options to purchase 4,500 shares of Common Stock and an annual grant of options to purchase 1,500 shares of Common Stock under the Directors Plan.

Recommendation of the Board of Directors

     The Board of Directors unanimously recommends a vote FOR the nominee listed above. Proxies solicited by the Company will be so voted unless stockholders specify otherwise on their proxy cards.

                        SECURITIES OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the shares of Common Stock as of May 7, 1999 by (i) each of the Company's executive officers and directors, (ii) the Company's executive officers and directors as a group and (iii) all other stockholders known by the Company to beneficially own more than five percent of the Common Stock. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Petco Animal Supplies, Inc., 9125 Rehco Road, San Diego, California 92121.


                                                   Amount and Nature             Percent
                     Name                       of Beneficial Ownership(1)   Beneficially Owned
                     ----                       --------------------------   ------------------
Massachusetts Financial Services Company(2)...          2,620,195                   12.4%
ICM Asset Management, Inc.(3).................          2,283,000                   10.8
David L. Babson and Company, Inc.(4)..........          2,185,800                   10.4
Wellington Management Company LLP(5)..........          1,705,100                    8.1
Brian K. Devine...............................            377,616                    1.8
Andrew G. Galef(6)............................            149,257                      *
William M. Woodard............................             86,182                      *
Larry D. Asselin..............................             80,814                      *
Richard C. St. Peter..........................             75,501                      *
Bruce C. Hall.................................             72,500                      *
Peter M. Starrett.............................             33,198                      *
Richard J. Lynch, Jr..........................             19,044                      *
James F. McCann...............................             18,997                      *
Janet D. Mitchell.............................             17,366                      *
James M. Myers................................             10,027                      *
All directors and executive officers as a
  Group (11 persons)..........................            940,502                    4.3

---------------
 *  Less than one percent.

(1) Includes the following shares which are issuable upon the exercise of outstanding stock options which are exercisable within 60 days ("Option Shares"): Mr. Devine -- 316,421 Option Shares; Mr. Galef -- 21,552 Option Shares; Mr. Woodard -- 82,067 Option Shares; Mr. Asselin -- 65,814 Option Shares; Mr. St. Peter -- 55,501 Option Shares; Mr. Hall -- 37,500 Option Shares; Mr. Starrett -- 22,165 Option Shares; Mr. Lynch -- 18,552 Option Shares; Mr. McCann -- 18,552 Option Shares; Ms. Mitchell -- 17,366 Option Shares; and Mr. Myers -- 6,827 Option Shares.

(2) The address for Massachusetts Financial Services Company is 500 Boylston Street, Boston, Massachusetts 02116. The information is as of December 31, 1998 and is determined through Schedule 13G filings.

(3) The address for ICM Asset Management, Inc. is 601 W. Main Ave., Ste. 600, Spokane, Washington 99201. The information is as of December 31, 1998 and is determined through Schedule 13G filings.

(4) The address for David L. Babson and Company, Inc. is One Memorial Drive, Cambridge, Massachusetts 02142-1300. The information is as of March 31, 1999 and is determined through Schedule 13G filings.

(5) The address for Wellington Management Company LLP is 75 State Street, Boston, Massachusetts 02109. The information is as of December 31, 1998 and is determined through Schedule 13G filings.

(6) Includes (i) 22,618 shares of Common Stock held by Andrew G. Galef Living Trust, (ii) 6,456 shares of Common Stock held by Bronya Galef, Mr. Galef's wife, and (iii) 1,062 shares of Common Stock owned by the AGC Family Partnership. Mr. Galef disclaims beneficial ownership of the shares owned by Bronya Galef and AGC Family Partnership.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

     The information set forth below is submitted with respect to each of the Company's executive officers.

             Name                Age             Present Position With the Company
             ----                ---             ---------------------------------

Brian K. Devine................  57     Chairman, President and Chief Executive Officer
Bruce C. Hall..................  54     Executive Vice President -- Operations
Janet D. Mitchell..............  43     Senior Vice President -- Human Resources and
                                        Administration
James M. Myers.................  41     Senior Vice President and Chief Financial Officer
William M. Woodard.............  50     Senior Vice President -- Operations

     BRIAN K. DEVINE, Chairman, President and Chief Executive Officer, joined the Company in August 1990 and has served as Chairman since January 1994. For a more detailed discussion of Mr. Devine's business experience, see "-- Information Regarding Directors."

     BRUCE C. HALL, Executive Vice President, Operations, joined the Company in April 1997. Mr. Hall spent his entire career of 34 years from 1963 to 1997 with Toys 'R' Us, a retailer of children's toys, where he progressively advanced from field operations through a number of positions and most recently served as Senior Vice President of Operations.

     JANET  D.   MITCHELL,   Senior  Vice   President,   Human   Resources   and
Administration, joined the Company in February 1989. From 1981 to 1989, Ms. Mitchell held various management positions in human resources with the Southland Corporation's 7-Eleven stores. From 1978 to 1981, Ms. Mitchell held various training and employment positions with the El Torito Restaurant chain. Ms.
Mitchell  received a bachelor's  degree from California  State  University,  San
Diego.

     JAMES M. MYERS, Senior Vice President and Chief Financial Officer, joined the Company in May 1990. From 1996 to 1998, Mr. Myers served as Senior Vice President, Finance and prior to that as Vice President, Finance and as Vice President and Controller of the Company. From 1980 to 1990, Mr. Myers held various positions at the accounting firm KPMG Peat Marwick LLP, including Senior Audit Manager. Mr. Myers is a CPA and received an accounting degree from John Carroll University.

     WILLIAM M. WOODARD, Senior Vice President, Operations, joined the Company in January 1991. From 1987 to 1990, Mr. Woodard was Vice President, Director of Marketing at J.M. Jones, Inc., a wholesale division of SuperValu Stores, Inc. From 1970 to 1987, Mr. Woodard was employed by Safeway Stores, Inc., a grocery retailer, in a number of positions including Retail Operations Manager and Marketing Operations Manager. Mr. Woodard holds an administrative management degree from North Texas State University and an MBA in marketing from the University of Southern California.
                                        5

Executive Compensation

     The following table sets forth certain summary information concerning compensation earned by or paid to or awarded to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company in fiscal 1998, fiscal 1997 and fiscal 1996. Also included are Messrs. St. Peter and Asselin, who are former executive officers of the Company. Unless otherwise indicated, all references in this Proxy Statement to a fiscal year refer to the fiscal year ending on the Saturday closest to January 31 of the following year. For example, references to fiscal 1998 refer to the fiscal year beginning on February 1, 1998 and ending on January 30, 1999.

                           Summary Compensation Table

                                                                           Long-Term
                                                                          Compensation
                                                                             Awards
                                                                          ------------
                                                      Fiscal Year          Number of
                                                     Compensation          Securities
                                         Fiscal   -------------------      Underlying     All Other
    Name and Principal Position(s)        Year     Salary     Bonus         Options      Compensation
    ------------------------------       ------   --------   --------     ------------   ------------
Brian K. Devine........................   1998    $450,000   $112,500       100,000        $ 16,451(1)
  Chairman, President and CEO             1997     450,000    450,000       100,000          13,021
                                          1996     400,000    458,000        75,000           7,990
Bruce C. Hall..........................   1998     253,450    203,200(2)     50,000           9,961(2)
  Executive Vice
  President -- Operations                 1997     186,000     59,800        87,500           2,916
                                          1996          --         --            --              --
Richard C. St. Peter...................   1998     195,400         --        50,000         475,122(3)
  Former Executive Vice President --      1997     254,000    203,200        50,000           6,442
  Administration and CFO                  1996     214,300    221,616        37,500           1,872
Larry D. Asselin.......................   1998     144,050     17,500        25,000          96,174(4)
  Former Senior Vice President            1997     203,000    101,500        25,000           6,451
  Merchandising and Distribution          1996     184,600    105,800        18,750           2,295
Janet D. Mitchell......................   1998     134,400     16,900        25,000           3,470(5)
  Senior Vice President, Human            1997     103,800     21,000         4,000           1,871
  Resources and Administration            1996      98,400     35,300         3,000             954
James M. Myers.........................   1998     184,900     25,400        25,000           5,712(6)
  Senior Vice President and               1997     158,000     79,000        25,000           3,153
  Chief Financial Officer                 1996     117,350     75,080         3,000           1,080
William M. Woodard.....................   1998     203,000     25,400        25,000           9,344(7)
  Senior Vice President Operations        1997     203,000    101,500        25,000           4,923
                                          1996     184,600    105,800        18,750           2,275

---------------
(1) Includes (i) $7,451, representing the Company's contributions to the 401(k) Plan (as hereinafter defined), and (ii) $9,000, representing the Company's payment of premiums on term life insurance.

(2) Mr. Hall joined the Company in April 1997 and his bonus for fiscal 1998 was determined in connection with his hiring arrangement. All other compensation includes (i) $4,367, representing the Company's contributions to the 401(k) Plan, and (ii) $5,594, representing the Company's payment of premiums on term life insurance. Mr. Hall was not employed by the Company prior to April 1997. In connection with Mr. Hall's employment and relocation by the Company, the Company guaranteed repayment of a real estate loan obtained by Mr. Hall from a third party lender. As of January 30, 1999, the loan had been paid off. In addition, the Company made certain interest payments under such loan to the lender on Mr. Hall's behalf. Such payments were accounted for as advances to Mr. Hall for which he repaid the Company, and bore interest at a rate equal to that paid by the Company under its credit facility. The largest aggregate amount of such advances outstanding during fiscal 1998 was $55,800. As of January 30, 1999, there was no such indebtedness outstanding.

(3) Includes (i) $4,160, representing the Company's contributions to the 401(k) Plan, (ii) $5,760, representing the Company's payment of premiums on term life insurance, and (iii) $465,202 of severance and other compensation paid in connection with separation from the Company.

(4) Includes (i) $3,022, representing the Company's contributions to the 401(k) Plan, (ii) $5,276, representing the Company's payment of premiums on term life insurance, and (iii) $87,876 of severance and other compensation paid in connection with separation from the Company.

(5) Includes (i) $2,508, representing the Company's contributions to the 401(k) Plan, and (ii) $962, representing the Company's payment of premiums on term life insurance.

(6) Includes (i) $4,093, representing the Company's contributions to the 401(k) Plan, and (ii) $1,619, representing the Company's payment of premiums on term life insurance.

(7) Includes (i) $4,064, representing the Company's contributions to the 401(k) Plan, and (ii) $5,280, representing the Company's payment of premiums on term life insurance.

     The following table sets forth certain summary information concerning individual grants of stock options made during the last completed fiscal year to each of the Company's executive officers named in the Summary Compensation Table.

                       Option Grants in Last Fiscal Year

                                              Individual Grants(1)                   Potential Realizable Value
                              ----------------------------------------------------     at Assumed Annual Rates
                              Number of     % of Total                                     of Stock Price
                              Securities     Options                                      Appreciation for
                              Underlying    Granted to    Exercise or                      Option Term(2)
                               Options     Employees in   Base Price    Expiration   ---------------------------
            Name               Granted     Fiscal 1998     Per Share       Date           5%            10%
            ----              ----------   ------------   -----------   ----------   ------------   ------------
Brian K. Devine.............   100,000         14.0%        $17.44       03/18/08     $1,096,782     $2,779,487
Bruce C. Hall...............    50,000          7.0          17.44       03/18/08        548,396      1,389,743
Richard C. St. Peter........    50,000          7.0          17.44       03/18/08        548,396      1,389,743
Larry D. Asselin............    25,000          3.5          17.44       03/18/08        274,198        694,872
Janet D. Mitchell...........    25,000          3.5          17.44       03/18/08        274,198        694,872
James M. Myers..............    25,000          3.5          17.44       03/18/08        274,198        694,872
William M. Woodard..........    25,000          3.5          17.44       03/18/08        274,198        694,872

---------------
(1) These options become exercisable in March 2001. See "Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values" table below. For a discussion of the material terms of the plan pursuant to which these options were granted, see "Compensation Plans."

(2) These amounts represent assumed rates of appreciation in the price of the Company's Common Stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of the Common Stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in this table will be achieved.

     The following table sets forth information concerning the exercise of options during the last fiscal year and the number of options and the value of unexercised options held by each of the executive officers named in the Summary Compensation Table at January 30, 1999.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values


                                                        Shares of Common Stock           Value of Unexercised
                                                        Underlying Unexercised               In-the-Money
                              Shares                      Options at Year-End           Options at Year-End(1)
                             Acquired      Value     -----------------------------   ----------------------------
                            on Exercise   Realized   Exercisable    Unexercisable    Exercisable    Unexercisable
                            -----------   --------   -----------   ---------------   ------------   -------------

Brian K. Devine...........      --           --        241,421         275,000            --             --
Bruce C. Hall.............      --           --         25,000         112,500            --             --
Richard C. St. Peter......      --           --         18,001         137,500            --             --
Larry D. Asselin..........      --           --         47,064          68,750            --             --
Janet D. Mitchell.........      --           --         14,366          32,000            --             --
James M. Myers............      --           --          3,827          53,000            --             --
William M. Woodard........      --           --         63,317          68,750            --             --

---------------
(1) The dollar values have been calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options at January 30, 1999. At January 30, 1999, none of the options held by executive officers of the Company were in-the-money.

Employment Agreement

     The Company has an employment agreement (the "Employment Agreement") with Brian K. Devine, Chairman, President and Chief Executive Officer. The Employment Agreement provides for an indefinite term at a salary of not less than $400,000 per year plus a bonus determined by the Board of Directors. The Employment
Agreement may be terminated, among other reasons, by Mr. Devine upon 90 days' notice. Pursuant to the Employment Agreement, if Mr. Devine is terminated by the Company other than for cause he will be entitled to severance pay for one year. The Employment Agreement also permits Mr. Devine to receive 2.99 times his average compensation for the preceding five years in the event he is terminated within one year following a change in control of the Company which is not approved by the Board of Directors, and 2.00 times his average compensation for the preceding five years in the event he is terminated within one year following a Board approved change in control. Mr. Devine is entitled to receive annually options to purchase shares of Common Stock in an amount to be determined by the Stock Option and Compensation Committee of the Board of Directors, which options shall vest as determined by such Committee and shall be exercisable at the fair market value of the Common Stock at the date of grant.

Compensation Plans

     401(k) Plan. The Company has a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all of the Company's eligible full-time employees. The Company adopted the 401(k) Plan effective January 1992. Pursuant to the 401(k) Plan, participants may elect to contribute, through salary reductions, up to 15% of their annual compensation. Effective April 1, 1998, the Company adopted a matching provision for 50% of the first 6% of compensation that is contributed by each participating employee. The 401(k) Plan is designed to qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), so that contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in any of nine investment options.

     Deferred Compensation Plan. The Company has established a non-qualified deferred compensation plan (the "Deferred Compensation Plan") for senior executives. The Deferred Compensation Plan, which was adopted in January 1995, allows employees to defer compensation up to certain specified levels. The Company does not currently provide matching contributions, but may do so in the future.

     Employees' Stock Option Plan. In February 1994, the Company's stockholders approved the 1994 Stock Option and Restricted Stock Plan for Executive and Key Employees of Petco Animal Supplies, Inc. (the "Company Plan"). The Company Plan is qualified under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company Plan is administered by the Stock Option and Compensation Committee and provides for the granting of stock options, stock appreciation rights or restricted stock with respect to up to 2,924,559 shares of Common Stock to executive or other key employees of the Company. In June 1996, the Company's stockholders approved an amendment to the Company Plan to increase the number of shares available for issuance under the plan for each of the next five fiscal years by 3.0% of the number of shares of Common Stock issued and outstanding as of the end of the immediately preceding fiscal year. Options to purchase 714,950 shares of Common Stock were granted in 1998, which vest over a three year period. Such options are exercisable at $17.44 to $18.44 per share. Options to purchase 636,500 shares of Common Stock at an exercise price of $7.31 per share were granted on March 18, 1999, which will vest in 2002. Stock options may be granted in the form of "incentive stock options," as defined in Section 422 of the Code, or non-statutory stock options and are exercisable for up to 10 years following the date of grant. The exercise price of each option is set by the Stock Option and Compensation Committee; provided, however, that the price per share must be equal to or greater than the fair market value of the Common Stock on the grant date.

     The Company Plan also provides for the issuance of stock appreciation rights which will generally entitle a holder to receive cash or stock, as determined by the Stock Option and Compensation Committee, at the time of exercise equal to the difference between the exercise price and the fair market value of the Common Stock. In addition, the Company Plan permits the Company to issue shares of restricted stock to executive or other key employees upon such terms and conditions as shall be determined by the Stock Option and Compensation Committee.

     PFW Plan. In connection with the Company's acquisition of Pet Food Warehouse, Inc. ("PFW") in December, 1996, the Company assumed PFW's employee stock option plan, which provided for the granting of incentive and non-qualified stock options with exercise prices equal to their fair market values on their grant dates that become exercisable over various periods and expire five or six years after the date of grant. The PFW common shares under this plan were adjusted to shares of the Company's Common Stock in accordance with the terms of the merger agreement with PFW. No future grants will be made under this plan.

     PetCare Plan. In connection with the Company's acquisition of PetCare Plus, Inc. ("PetCare") in November, 1997, the Company assumed PetCare's employee stock option plan, which provided for the granting of incentive and non-qualified stock options with exercise prices equal to their fair market values on their grant dates that become exercisable over various periods and expire up to ten years after the date of grant. The PetCare common shares under this plan were adjusted to shares of the Company's Common Stock in accordance with the terms of the merger agreement with PetCare. No future grants will be made under this plan.

     Directors' Stock Option Plan. In February 1994, the Company's stockholders approved the Petco Animal Supplies, Inc., Directors' 1994 Stock Option Plan (the "Directors Plan"). The Directors Plan is administered by the Stock Option and Compensation Committee and provides for the granting of stock options with respect to up to 110,981 shares of Common Stock to directors of the Company who:
(i) are not at the time they receive options under the Directors Plan, employees of the Company or any of its subsidiaries and (ii) have not served as directors of the Company on or before the date that the Directors Plan became effective. In June 1995, the Company's stockholders approved an amend-
ment to the Directors Plan to increase the number of shares available for issuance under the plan for each of the next five fiscal years by 0.1% of the number of shares of Common Stock issued and outstanding as of the end of the immediately preceding fiscal year and to make Mr. Galef eligible to participate under the plan. The Directors Plan is a "formula" plan which provides that each participating director will be entitled to receive options to purchase 4,500 shares of Common Stock on the date on which such director is first elected as a director of the Company and options to purchase 1,500 shares of Common Stock annually thereafter. Such options will be exercisable on the date of grant and the exercise price of such options will be the fair market value of the Common Stock on the date of grant. In addition, outside directors are paid an annual fee of $6,000 and attendance fees of $2,500 per meeting ($750 for telephonic meetings) and $750 per separately scheduled committee meeting (including telephonic meetings). In lieu of cash, such fees may be paid at the election of the director through the grant of options exercisable on the date of grant at an exercise price equal to 85% of the fair market value of the shares subject to the option or, up to 50% of such fees may be paid in the form of Common Stock. Pursuant to the Directors Plan, options for 35,221 shares were granted during fiscal 1998 that are exercisable at a range of $4.78 to $17.44 per share. In February and March 1999, options for 20,100 shares were granted under the Directors Plan that were immediately exercisable at a range of $6.22 to $7.31 per share.

     Group Benefit Plan. In July 1991, the Company established the Group Benefit Plan of Petco Animal Supplies, Inc. (the "Group Benefit Plan") which provides certain medical and vacation benefits for employees of the Company. Pursuant to the terms of the Group Benefit Plan, the Company contributes funds to a trust fund administered by the trustee under the Group Benefit Plan.

Compensation Committee Interlocks and Insider Participation

     During fiscal 1998, the Stock Option and Compensation Committee of the Company's Board of Directors was comprised of Messrs. Galef, Lynch, McCann and Starrett. No interlocking relationship exists or existed during fiscal 1998 between any member of the Stock Option and Compensation Committee and any member of any other company's board of directors or compensation committee.

Termination of Employment and Change in Control Arrangements

     The Company has adopted a policy which generally provides that certain officers of the Company and its subsidiaries would receive certain severance benefits in the event of a Change in Control (as defined), or within one year after a Change in Control, or if the officer's employment is terminated;
provided, however, that the officer will not be entitled to any severance benefits if the officer's termination of employment is (i) for Cause (as defined), (ii) by reason of permanent disability (as determined by the officer's eligibility to receive disability benefits under any Company long-term disability plan), (iii) initiated by the officer for other than Good Reason (as defined) or (iv) by reason of the officer's death.

     Severance benefits include a continuation of base salary for six months or one year (depending on the officer's position), medical, life insurance, disability insurance, dental and automobile benefits, if any, and pro rata portion of annual bonus.

     In addition, upon a Change in Control, all of the officer's rights to exercise option(s) held by the officer at the time of the Change in Control immediately vest resulting in the option(s) becoming immediately exercisable.

                         COMPENSATION COMMITTEE REPORT

     During 1998, the Stock Option and Compensation Committee (the "Committee") of the Board, comprised of non-employee directors, administered the Company's executive compensation program and policies. The Company's executive compensation programs are designed to attract, motivate and retain the executive talent needed to optimize shareholder value in a competitive environment. The
                                       10
programs are intended to support the goal of increasing shareholder value while facilitating the business strategies and long-range plans of the Company.

     The following is the Committee's report submitted to the Board addressing the compensation of the Company's executive officers for fiscal 1998.

Compensation Policy and Philosophy

     The Company's executive compensation policy is (i) designed to establish an appropriate relationship between executive pay and the Company's annual performance, its long-term growth objectives and its ability to attract and retain qualified executive officers; and (ii) based on the belief that the interests of the executives should be closely aligned with the Company's stockholders. The Committee attempts to achieve these goals by integrating competitive annual base salaries with (i) annual incentive bonuses based on corporate performance measured on objectives established by the Committee for the fiscal year and (ii) stock options through various plans. In support of this philosophy, a meaningful portion of each executive's compensation is placed at-risk and linked to the accomplishment of results that are expected to lead to the creation of value for the Company's stockholders from both the short-term and long-term perspectives. The Committee believes that cash compensation in the form of salary and performance-based incentive bonuses provides Company executives with short-term rewards for success in operations, and that long-term compensation through the award of stock options encourages growth in management stock ownership which leads to expansion of management's stake in the long-term performance and success of the Company. The Committee considers all elements of compensation and the compensation policy when determining individual components of pay.

     The Board believes that leadership and motivation of the Company's employees are critical to achieving the objective of becoming a leader in pet food and supplies retailing in the United States. The Committee is responsible to the Board for ensuring that its executive officers are highly qualified and that they are compensated in a way that furthers the Company's business strategies and which aligns their interests with those of the stockholders. To support this philosophy, the following principles provide a framework for executive compensation: (i) executive compensation opportunities that attract the best talent to the Company; (ii) motivate individuals to perform at their highest levels; (iii) reward outstanding achievement; (iv) retain those with leadership abilities and skills necessary for building long-term stockholder value; (v) maintain a significant portion of executives' total compensation at risk, tied to both the annual and long-term financial performance of the Company and the creation of incremental stockholder value; and (vi) encourage executives to manage from the perspective of owners with an equity stake in the Company.

Components of Executive Compensation

     The Company's compensation program for executive officers is primarily comprised of two components: annual cash compensation and long-term incentives.

     ANNUAL CASH COMPENSATION includes base salary and an annual cash incentive (bonus). Salaries are established by the Committee based on an executive's job responsibilities, level of experience, individual performance and contribution to the business. The annual incentive component of pay is at risk and tied to specific performance measures. The Committee establishes the annual incentive opportunity for each executive officer in relation to his or her base salary. Actual incentive awards for 1998 were based primarily on financial performance measured against objectives approved by the Committee for the fiscal year. These objectives were based on financial results and expansion goals, thus establishing a direct link between executive pay and Company performance. An executive's bonus may be above or below his or her target incentive opportunity, depending on the level of overall performance. In 1998, the Company's performance partially met the objectives set by the Committee, resulting in limited incentive bonus compensation to the executive officers named in the Summary

Compensation Table, except for Mr. Hall whose bonus was determined in connection with his hiring arrangement.

     LONG-TERM INCENTIVES include awards of stock options, stock appreciation rights and restricted stock. The objective for these awards is to align closely executive interests with the longer term interests of stockholders. These awards, which are at risk and dependent on the creation of incremental stockholder value or the attainment of cumulative financial targets over several years, represent a significant portion of the total compensation opportunity provided for the executive officers. Award sizes are based on individual performance, level of responsibility, and the individuals potential to make significant contributions to the Company. Long-term incentives granted in prior years are also taken into consideration.

     For fiscal 1998, the Committee  determined  that the only form of long-term
incentive  awards  would  be  stock  options.   Stock  appreciation  rights  and
restricted stock were not granted in fiscal 1998.

Compensation for the Chairman and Chief Executive Officer

     For fiscal 1998, Mr. Devine's base salary, as well as his annual cash incentive opportunity and stock option awards, were determined by the Committee pursuant to his employment agreement. Based on partial achievement of the Company's financial performance objectives (referred to under the section above entitled "Annual Cash Compensation"), and the Committee's assessment of Mr. Devine's contributions to the business, the Committee approved a limited incentive bonus to him of $112,500. In addition, pursuant to Mr. Devine's employment agreement, the Committee approved a stock option grant for Mr. Devine covering 100,000 shares of Common Stock at an exercise price of $17.44 per share, which was the fair market value of the Common Stock on the date of grant. In approving this grant, the Committee considered several factors, including the size and complexity of the Company, the leadership challenge facing the Chairman and business results for the Company.

     For a discussion of the material terms of Mr. Devine's employment agreement, see "-- Executive Compensation and Other Information -- Employment Agreement."

Internal Revenue Code Section 162(m)

     Under Section 162(m) of the Code, the amount of compensation paid to certain executives that is deductible with respect to the Company's corporate taxes is limited to $1 million annually. It is the current policy of the Committee to maximize, to the extent reasonably possible, the Company's ability to obtain a corporate tax deduction for compensation paid to executive officers of the Company to the extent consistent with the best interests of the Company and its stockholders.

                                          Stock Option and Compensation
                                          Committee

                                          Andrew G. Galef
                                          Richard J. Lynch, Jr.
                                          James F. McCann
                                          Peter M. Starrett

                               PERFORMANCE GRAPH

     The following graph shows the value of an investment of $100 in cash on March 17, 1994 in (i) the Company's Common Stock, (ii) The Nasdaq Stock Market
(U.S. Companies) and (iii) Nasdaq Retail Trade Stocks. All values reflect cumulative total return and assume reinvestment of the full amount of all dividends.

                     Comparison of Cumulative Total Returns
                             Performance Report for
                          Petco Animal Supplies, Inc.


                                                    PETCO Animal Supplies,        Nasdaq Retail Trade       The Nasdaq Stock Market
                                                              Inc.                       Stocks                 (U.S. Companies)
                                                     ----------------------        -------------------       -----------------------
3/17/94                                                   100.0000                    100.0000                    100.0000
1/28/95                                                   112.9430                     89.5922                     95.3698
2/3/96                                                    208.1320                    100.5050                    135.5290
2/1/97                                                    235.9630                    123.4370                    175.7910
1/31/98                                                   238.3830                    144.0290                    207.6920
1/30/99                                                    78.0494                    176.0600                    325.0240

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The Company's financial statements for the year ended January 30, 1999 have been audited by KPMG LLP. Representatives of KPMG LLP are expected to be available at the meeting to respond to appropriate questions and to make a statement if they desire to do so. The Company will select independent auditors for the current year sometime after the meeting.

                            SECTION 16(a) REPORTING

     Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of the Common Stock ("Reporting Persons") are required to report to the Securities and Exchange Commission on a timely basis the initiation of their status as a Reporting Person and any changes with respect to their beneficial ownership of the Common Stock. Based solely on its review of such forms received by it, or written representations from certain Reporting Persons that no such forms were required, the Company believes that all filing requirements applicable to its directors, executive officers and beneficial owners of 10% or more of the Common Stock were complied with during fiscal 1998 except that each of the non-employee directors filed a Form 5 with respect to the grant of options under the Directors Plan after the applicable due date for such Form 5.

                             STOCKHOLDER PROPOSALS

     Any proposal of a stockholder of the Company intended to be presented at the next Annual Meeting of Stockholders of the Company must be received by the Secretary of the Company not later than January 16, 2000 to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

     The Company does not know of any business other than that described herein which will be presented for consideration or action by the stockholders at the meeting. If, however, any other business shall properly come before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named therein or their substitutes.

                         ANNUAL REPORT TO STOCKHOLDERS

     The Company's Annual Report to Stockholders is being mailed with the Proxy Statement to stockholders of record on May 7, 1999. Upon request, the Company will furnish the Annual Report to any stockholder.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ JAMES M. MYERS

                                          James M. Myers, Secretary

San Diego, California
May 14, 1999

                          PETCO ANIMAL SUPPLIES, INC.
                                9125 REHCO ROAD
                          SAN DIEGO, CALIFORNIA 92121

          ------------------------------------------------------------
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
          ------------------------------------------------------------

     The undersigned hereby appoints Brian K. Devine and James M. Myers, and each or either of them, as proxy holders with power to appoint his substitute and hereby authorizes the proxy holders to represent and vote, as designated on the reverse side of this proxy card, all the shares of Common Stock of Petco Animal Supplies, Inc. held of record by the undersigned on May 7, 1999 at the annual meeting of stockholders to be held on June 17, 1999 at 10:30a.m. local time or any adjournment or postponement thereof.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE.

                         ANNUAL MEETING OF STOCKHOLDERS
                   PETCO ANIMAL SUPPLIES, INC. JUNE 17, 1999







                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------
A [X] PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.

1. ELECTION OF DIRECTOR

   [ ] FOR the nominee

   [ ] WITHHOLD authority to vote for the nominee

NOMINEE: Andrew G. Galef

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AS DIRECTORS, UNLESS THE CONTRARY IS INDICATED IN THE APPROPRIATE PLACE.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE POSTAGE PAID ENCLOSED REPLY ENVELOPE.

                                       DATE
-----------------------------------        --------------------
SIGNATURE OF STOCKHOLDER

                                       DATE
-----------------------------------        --------------------
SIGNATURE IF HELD JOINTLY

NOTE: (Please sign exactly as name(s) appear(s) hereon. Joint tenants must each sign. Person signing as executors, administrators, trustees, guardians, etc. will please so indicate when signing.)